SUPPLEMENTAL OPERATING & FINANCIAL DATA Q4 2023 An S&P 500 company S&P 500 Dividend Aristocrats® index member Exhibit 99.2

Q4 2023 Supplemental Operating & Financial Data 2 Table of Contents Corporate Overview 3 Financial Summary Consolidated Statements of Income 4 Funds From Operations (FFO) and Normalized Funds From Operations (Normalized FFO) 5 Adjusted Funds From Operations (AFFO) 6 Consolidated Balance Sheets 7 Debt Summary 8 Senior Unsecured Notes and Bonds 9 Debt Maturities 10 Capitalization & Financial Ratios 11 Adjusted EBITDAre & Coverage Ratios 12 Debt Covenants 13 Transaction Summary Investment Summary 14 Disposition Summary 15 Development Pipeline 16 Real Estate Portfolio Summary Client Diversification 17 Top 10 Industries 18 Industry Diversification 19 Geographic Diversification 21 Property Type Composition 22 Same Store Rental Revenue 23 Leasing Data Occupancy 25 Leasing Activity 26 Lease Expirations 27 Earnings Guidance 28 Analyst Coverage 29 Glossary 30 This Supplemental Operating & Financial Data should be read in connection with the company's earnings press release for the year ended December 31, 2023, (included as Exhibit 99.1 of the company's Current Report on Form 8-K, filed on February 20, 2024) as certain disclosures, definitions, and reconciliations in such announcement have not been included in this Supplemental Operating & Financial Data. Realty Income is not affiliated or associated with, is not endorsed by, does not endorse, and is not sponsored by or a sponsor of the clients or of their products or services pictured or mentioned. The names, logos, and all related product and service names, design marks, and slogans are the trademarks or service marks of their respective companies.

Corporate Overview

Corporate Profile

Realty Income, The Monthly Dividend Company®, is an S&P 500 company and member of the S&P 500 Dividend Aristocrats® index. We invest in people and places to deliver dependable monthly dividends that increase over time. For over 55 years, we have been acquiring and managing freestanding commercial real estate that generates rental revenue under long-term net lease agreements and supports our monthly dividend.

Portfolio Overview

As of December 31, 2023, we owned or held interests in 13,458 properties, with approximately 272.1 million square feet of leasable space. Our properties are leased to 1,326 different clients doing business in 86 industries. Also as of December 31, 2023, approximately 81.8% of our total annualized contractual rent(1) was generated from retail properties, 12.7% from industrial properties, 3.9% from gaming properties, and the remaining 1.6% from other property types. Our physical occupancy as of December 31, 2023 was 98.6%, with a weighted average remaining lease term of approximately 9.8 years. Total annualized contractual rent on our leases as of December 31, 2023 was $4.04 billion(2).

Common Stock

Our common stock is traded on the New York Stock Exchange under the symbol "O" (in thousands, except per share amount).

		December 31, 2023
Closing price	$	57.42
Shares and units outstanding		754,255
Market value of common equity	$	43,309,322
Total market capitalization	$	65,449,381

Transfer Agent

Computershare
Phone: (877) 218-2434
Website: www.computershare.com

One Team Senior Management

Neil M. Abraham, EVP, Chief Strategy Officer, Realty Income International - President
Michelle Bushore, EVP, Chief Legal Officer, General Counsel and Secretary
Mark E. Hagan, EVP, Chief Investment Officer
Shannon Kehle, EVP, Chief People Officer
Jonathan Pong, EVP, Chief Financial Officer and Treasurer
Sumit Roy, President, Chief Executive Officer
Gregory J. Whyte, EVP, Chief Operating Officer

Credit Ratings

	Senior Unsecured	Outlook	Commercial Paper
Moody's	A3	Stable	P-2
Standard & Poor's	A-	Stable	A-2

Dividend Information as of February 2024

- Current annualized dividend of $3.078 per share
- Compound average annual dividend growth rate of approximately 4.3%
- 644 consecutive monthly dividends declared
- 105 consecutive quarterly dividend increases

Corporate Headquarters

11995 El Camino Real
San Diego, CA 92130
Phone: +1 (858) 284-5000
Website: www.realtyincome.com

Phoenix Office

2325 E. Camelback Rd, 9th Floor
Phoenix, AZ 85016
Phone: +1 (602) 778-6000

London Office

19 Wells Street
London, United Kingdom W1T 3PQ
Phone: +44 (20) 3931 6858

Amsterdam Office

Strawinskylaan 3051
Atrium Building 4th Floor
Amsterdam, Netherlands 1077 ZX

(1) Total annualized contractual rent is a supplemental operating measure. Please see the Glossary for our definition, reconciliation, and an explanation of how we utilize this metric.

(2) Total annualized contractual rent includes 0.6% of rent from clients accounted for on a cash basis.

Q4 2023 Supplemental Operating & Financial Data 3

Consolidated Statements of Income (in thousands, except per share amounts) (unaudited)

REALTY INCOME
The Monthly Dividend Company®

	Three months ended December 31, 2023	Three months ended December 31, 2022	Years ended December 31, 2023	Years ended December 31, 2022
REVENUE				
Rental (including reimbursable) [1]	$ 1,028,710	$ 873,346	$ 3,958,150	$ 3,299,657
Other	47,575	15,304	120,843	44,024
Total revenue	1,076,285	888,650	4,078,993	3,343,681
EXPENSES				
Depreciation and amortization	475,856	438,174	1,895,177	1,670,389
Interest	208,313	131,290	730,423	465,223
Property (including reimbursable)	81,883	69,089	316,964	226,330
General and administrative	38,015	37,525	144,536	138,459
Provisions for impairment	27,281	9,481	87,082	25,860
Merger and integration-related costs	9,932	903	14,464	13,897
Total expenses	841,280	686,462	3,188,646	2,540,158
Gain on sales of real estate	5,992	9,346	25,667	102,957
Foreign currency and derivative (loss) gain, net	(18,371)	2,692	(13,414)	(13,311)
Gain on extinguishment of debt	—	—	—	367
Equity in income and impairment of investment in unconsolidated entities	2,135	(113)	2,546	(6,448)
Other income, net	10,804	23,604	23,789	30,511
Income before income taxes	235,565	237,717	928,935	917,599
Income taxes	(15,803)	(9,381)	(52,021)	(45,183)
Net income	219,762	228,336	876,914	872,416
Net income attributable to noncontrolling interests	(1,357)	(1,071)	(4,605)	(3,008)
Net income available to common stockholders	$ 218,405	$ 227,265	$ 872,309	$ 869,408
Net income available to common stockholders per common share, basic and diluted	$ 0.30	$ 0.36	$ 1.26	$ 1.42

[1] Includes rental revenue (reimbursable) of $65.6 million and $55.6 million for the three months ended December 31, 2023 and 2022, respectively, and $274.2 million and $184.7 million for three months and year ended December 31, 2023 and 2022, respectively. Unless otherwise specified, references to rental revenue in this document are exclusive of reimbursements from clients for recoverable real estate taxes and operating expenses. Additionally, it includes reserves to rental revenue of $1.0 million and reserve reversals to rental revenue of $10.4 million for the three months and year ended December 31, 2023, respectively, and reserves of rental revenue of $14.9 million and $4.0 million for the three months and year ended December 31, 2022, respectively. References to reserves recorded as a reduction of rental revenue include amounts reserved for in the current period, as well as unrecognized contractual revenue and unrecognized straight-line rental revenue for leases accounted for on a cash basis. References to reserve reversals recorded as increases to rental revenue include amounts where the accounting for recognition of rental revenue and straight-line rental revenue has been moved from the cash to the accrual basis.

Q4 2023 Supplemental Operating & Financial Data 4

FFO and Normalized FFO [1]

(in thousands, except per share amounts)

REALTY INCOME
The Monthly Dividend Company®

The following is a reconciliation of net income available to common stockholders (which we believe is the most comparable GAAP measure) to FFO and Normalized FFO. Also presented is information regarding distributions paid to common stockholders and the weighted average number of common shares used for the basic and diluted FFO and Normalized FFO per share computations.

	Three months ended December 31, 2023	Three months ended December 31, 2022	Years ended December 31, 2023	Years ended December 31, 2022
Net income available to common stockholders	$ 218,405	$ 227,265	$ 872,309	$ 869,408
Depreciation and amortization	475,856	438,174	1,895,177	1,670,389
Depreciation of furniture, fixtures and equipment	(583)	(536)	(2,239)	(2,014)
Provisions for impairment of real estate	22,407	9,481	82,208	25,860
Gain on sales of real estate	(5,992)	(9,346)	(25,667)	(102,957)
Proportionate share of adjustments for unconsolidated entities	4,670	—	4,205	12,812
FFO adjustments allocable to noncontrolling interests	(1,047)	(530)	(3,855)	(1,605)
FFO available to common stockholders	$ 713,716	$ 664,508	$ 2,822,138	$ 2,471,893
FFO allocable to dilutive noncontrolling interests	1,386	1,410	5,552	3,979
Diluted FFO	$ 715,102	$ 665,918	$ 2,827,690	$ 2,475,872
FFO available to common stockholders	$ 713,716	$ 664,508	$ 2,822,138	$ 2,471,893
Merger and integration-related costs	9,932	903	14,464	13,897
Normalized FFO available to common stockholders	$ 723,648	$ 665,411	$ 2,836,602	$ 2,485,790
Normalized FFO allocable to dilutive noncontrolling interests	1,386	1,410	5,552	3,979
Diluted Normalized FFO	$ 725,034	$ 666,821	$ 2,842,154	$ 2,489,769
FFO per common share				
Basic	$ 0.98	$ 1.05	$ 4.08	$ 4.04
Diluted	$ 0.98	$ 1.05	$ 4.07	$ 4.04
Normalized FFO per common share				
Basic	$ 1.00	$ 1.05	$ 4.10	$ 4.06
Diluted	$ 1.00	$ 1.05	$ 4.09	$ 4.06
Distributions paid to common stockholders	$ 556,114	$ 470,737	$ 2,111,793	$ 1,813,432
FFO available to common stockholders in excess of distributions paid to common stockholders	$ 157,602	$ 193,771	$ 710,345	$ 658,461
Normalized FFO available to common stockholders in excess of distributions paid to common stockholders	$ 167,534	$ 194,674	$ 724,809	$ 672,358
Weighted average number of common shares used for FFO and Normalized FFO				
Basic	724,598	633,374	692,298	611,766
Diluted	726,859	635,637	694,819	613,473

[1] FFO and Normalized FFO are non-GAAP financial measures. Please see the Glossary for our definitions of these terms and an explanation of how we utilize these metrics.

Q4 2023 Supplemental Operating & Financial Data 5

AFFO [1]

(in thousands, except per share amounts)

REALTY INCOME
The Monthly Dividend Company®

The following is a reconciliation of net income available to common stockholders (which we believe is the most comparable GAAP measure) to Normalized FFO and AFFO. Also presented is information regarding distributions paid to common stockholders and the weighted average number of common shares used for the basic and diluted AFFO per share computations.

	Three months ended December 31, 2023	Three months ended December 31, 2022	Years ended December 31, 2023	Years ended December 31, 2022
Net income available to common stockholders	$ 218,405	$ 227,265	$ 872,309	$ 869,408
Cumulative adjustments to calculate Normalized FFO [2]	505,243	438,146	1,964,293	1,616,382
Normalized FFO available to common stockholders	723,648	665,411	2,836,602	2,485,790
Gain on extinguishment of debt	—	—	—	(367)
Amortization of share-based compensation	6,073	4,875	26,227	21,617
Amortization of net debt premiums and deferred financing costs	(10,127)	(16,378)	(44,568)	(67,150)
Non-cash (gain) loss on interest rate swaps	(1,799)	(1,463)	(7,189)	718
Non-cash change in allowance for credit losses	4,874	—	4,874	—
Straight-line impact of cash settlement on interest rate swaps [3]	1,798	1,558	7,190	1,558
Leasing costs and commissions	(3,010)	(1,383)	(9,878)	(5,236)
Recurring capital expenditures	(141)	(128)	(331)	(587)
Straight-line rent and expenses, net	(27,891)	(35,248)	(141,130)	(120,252)
Amortization of above and below-market leases, net	17,134	15,777	79,101	63,243
Proportionate share of adjustments for unconsolidated entities	932	—	932	(4,239)
Other adjustments [4]	19,543	946	23,040	26,264
AFFO available to common stockholders	$ 731,034	$ 633,967	$ 2,774,870	$ 2,401,359
AFFO allocable to dilutive noncontrolling interests	1,370	1,420	5,540	4,033
Diluted AFFO	$ 732,404	$ 635,387	$ 2,780,410	$ 2,405,392
AFFO per common share				
Basic	$ 1.01	$ 1.00	$ 4.01	$ 3.93
Diluted	$ 1.01	$ 1.00	$ 4.00	$ 3.92
Distributions paid to common stockholders	$ 556,114	$ 470,737	$ 2,111,793	$ 1,813,432
AFFO available to common stockholders in excess of distributions paid to common stockholders	$ 174,920	$ 163,230	$ 663,077	$ 587,927
Weighted average number of common shares used for AFFO:				
Basic	724,598	633,374	692,298	611,766
Diluted	726,859	635,637	694,819	613,473

[1] AFFO is a non-GAAP financial measure. Please see the Glossary for our definition and an explanation of how we utilize this metric.

[2] See reconciling items for Normalized FFO presented on page 5 under "FFO and Normalized FFO."

[3] Represents the straight-line amortization of $72.0 million gain realized upon the termination of $500.0 million in notional interest rate swaps in October 2022, over the term of the $750.0 million of 5.625% senior unsecured notes due October 2032.

[4] Includes non-cash foreign currency losses (gains) from remeasurement to USD, mark-to-market adjustments on investments and derivatives that are non-cash in nature, straight-line payments from cross-currency swaps, obligations related to financing lease liabilities, and adjustments allocable to noncontrolling interests.

Q4 2023 Supplemental Operating & Financial Data 6

Q4 2023 Supplemental Operating & Financial Data 7 Consolidated Balance Sheets (in thousands, except per share amounts) (unaudited) December 31, 2023 December 31, 2022 ASSETS Real estate held for investment, at cost: Land $ 14,929,310 $ 12,948,835 Buildings and improvements 34,657,094 29,707,751 Total real estate held for investment, at cost 49,586,404 42,656,586 Less accumulated depreciation and amortization (6,072,118) (4,904,165) Real estate held for investment, net 43,514,286 37,752,421 Real estate and lease intangibles held for sale, net 31,466 29,535 Cash and cash equivalents 232,923 171,102 Accounts receivable, net 710,536 543,237 Lease intangible assets, net 5,017,907 5,168,366 Goodwill 3,731,478 3,731,478 Investment in unconsolidated entities 1,172,118 — Other assets, net 3,368,643 2,276,953 Total assets $ 57,779,357 $ 49,673,092 LIABILITIES AND EQUITY Distributions payable $ 195,222 $ 165,710 Accounts payable and accrued expenses 738,526 399,137 Lease intangible liabilities, net 1,406,853 1,379,436 Other liabilities 811,650 774,787 Line of credit payable and commercial paper 764,390 2,729,040 Term loan, net 1,331,841 249,755 Mortgages payable, net 821,587 853,925 Notes payable, net 18,602,319 14,278,013 Total liabilities 24,672,388 20,829,803 Stockholders’ equity: Common stock and paid in capital, par value $0.01 per share, 1,300,000 shares authorized, 752,460 and 660,300 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively 39,629,709 34,159,509 Distributions in excess of net income (6,762,136) (5,493,193) Accumulated other comprehensive income 73,894 46,833 Total stockholders’ equity 32,941,467 28,713,149 Noncontrolling interests 165,502 130,140 Total equity 33,106,969 28,843,289 Total liabilities and equity $ 57,779,357 $ 49,673,092

Debt Summary

as of December 31, 2023 (dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

	Maturity Dates		Carrying Value (USD)		% of Debt	Interest Rate	Weighted Average Years Until Maturity
Credit Facility and Commercial Paper [1]							
Credit Facility	June 2026	$	—		— %	— %	2.5 years
Commercial Paper [2]	January 2024 - February 2024		764,390		3.6 %	4.37 %	0.1 years
	Carrying value		764,390		3.6 %	4.37 % [3]	0.1 years
Unsecured Term Loans							
Term Loans [4]	January 2024 - January 2026		1,331,980		6.2 %	4.81 %	1.7 years
Deferred financing costs			(139)				
	Carrying value		1,331,841				
Mortgages Payable							
16 mortgages on 131 properties	January 2024 - August 2030		822,435	[5]	3.8 %	4.80 % [3]	0.4 years
Unamortized net discounts and deferred financing costs			(848)				
	Carrying value		821,587				
Senior Unsecured Notes and Bonds [6]							
37 series of senior unsecured notes and bonds	February 2024 - March 2047		18,562,064		86.4 %	3.77 % [3]	6.7 years
Unamortized net premiums, deferred financing costs, and basis adjustments on interest rate swaps designated as fair value hedges			40,255				
	Carrying value		18,602,319				
	Total Consolidated Debt Principal	**$**	**21,480,869**	[7]		**3.89 %** [3]	**5.9 years**
	Proportionate share of debt principal from unconsolidated entities	$	659,190				
	Total Debt Principal	**$**	**22,140,059**				
	Total Fixed Rate Debt Principal	**$**	**20,875,668**		**94.3 %**		
	Total Variable Rate Debt Principal	**$**	**1,264,390**		**5.7 %**		

(1) We have a $4.25 billion unsecured revolving credit facility (excluding an accordion feature subject to lender commitments which provided for an additional $1.0 billion in borrowings) bearing interest at different benchmark rates based on the currency of the borrowings, with an initial maturity date in June 2026 and includes two six-month extension options. In addition, we have a U.S. dollar-denominated unsecured commercial paper program, under which we may issue unsecured commercial paper notes up to a maximum aggregate amount outstanding of $1.5 billion, and a Euro-denominated unsecured commercial paper program, which permits us to issue additional unsecured commercial notes up to a maximum aggregate amount of $1.5 billion (or foreign currency equivalent) in U.S. dollars or other foreign currencies. We use our unsecured revolving credit facility as a liquidity backstop for the repayment of the notes issued under these programs.

(2) Our commercial paper borrowings were comprised of $120.0 million USD and €583.0 million EUR borrowings, which matured between January 2024 and February 2024.

(3) The totals are calculated as the weighted average interest rate as of December 31, 2023 for each respective category.

(4) Under our $250.0 million unsecured term loan, and in connection with entering into our unsecured credit facility in April 2022, the previous LIBOR benchmark rate was replaced with daily SOFR, as the associated interest rate swap was also converted to SOFR, effectively fixing the interest rate at 3.83%. In January 2023, we entered into a term loan agreement, permitting us to incur multicurrency term loans, up to an aggregate of $1.5 billion in total borrowings. The 2023 term loans mature in January 2025, with one remaining 12-month maturity extension available at our option. In conjunction with closing, we executed one-year variable-to-fixed interest rate swaps which fix our per annum interest rate at 5.0% over the initial term. Accordingly, the 2023 term loans have been presented as fixed rate debt as of December 31, 2023 in the table above.

(5) Includes a Sterling-denominated mortgage payable of £30.4 million converted at the applicable exchange rate on December 31, 2023.

(6) See page 9 for details by issuance for senior unsecured notes and bonds.

(7) Total consolidated debt principal excludes net premiums and discounts recorded on mortgages payable, net premiums recorded on notes payable, deferred financing costs on term loans, mortgages payable, and notes payable, and the basis adjustment on interest rate swaps designated as fair value hedges on notes payable.

Q4 2023 Supplemental Operating & Financial Data 8

Senior Unsecured Notes and Bonds as of December 31, 2023 (dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

	Maturity Dates		Principal Amount (Currency Denomination) [(1)]		Principal Balance (USD) as of December 31, 2023 [(1)]	% of Debt	Interest Rate
4.600% Notes due 2024	February 6, 2024	$	499,999	$	499,999	2.3 %	4.60 %
3.875% Notes due 2024	July 15, 2024	$	350,000		350,000	1.6 %	3.88 %
3.875% Notes due 2025	April 15, 2025	$	500,000		500,000	2.3 %	3.88 %
4.625% Notes due 2025	November 1, 2025	$	549,997		549,997	2.6 %	4.63 %
5.050% Notes due 2026	January 13, 2026	$	500,000 (2)		500,000	2.3 %	5.05 %
0.750% Notes due 2026	March 15, 2026	$	325,000		325,000	1.5 %	0.75 %
4.875% Notes due 2026	June 1, 2026	$	599,997		599,997	2.8 %	4.88 %
4.125% Notes due 2026	October 15, 2026	$	650,000		650,000	2.9 %	4.13 %
1.875% Notes due 2027	January 14, 2027	£	250,000		318,450	1.5 %	1.88 %
3.000% Notes due 2027	January 15, 2027	$	600,000		600,000	2.8 %	3.00 %
1.125% Notes due 2027	July 13, 2027	£	400,000		509,520	2.4 %	1.13 %
3.950% Notes due 2027	August 15, 2027	$	599,873		599,873	2.8 %	3.95 %
3.650% Notes due 2028	January 15, 2028	$	550,000		550,000	2.6 %	3.65 %
3.400% Notes due 2028	January 15, 2028	$	599,816		599,816	2.8 %	3.40 %
2.200% Notes due 2028	June 15, 2028	$	499,959		499,959	2.3 %	2.20 %
4.700% Notes due 2028	December 15, 2028	$	400,000		400,000	1.9 %	4.70 %
3.250% Notes due 2029	June 15, 2029	$	500,000		500,000	2.3 %	3.25 %
3.100% Notes due 2029	December 15, 2029	$	599,291		599,291	2.8 %	3.10 %
4.850% Notes due 2030	March 15, 2030	$	600,000		600,000	2.8 %	4.85 %
3.160% Notes due 2030	June 30, 2030	£	140,000		178,332	0.8 %	3.16 %
4.875% Notes due 2030	July 6, 2030	€	550,000		607,915	2.8 %	4.88 %
1.625% Notes due 2030	December 15, 2030	£	400,000		509,520	2.4 %	1.63 %
3.250% Notes due 2031	January 15, 2031	$	950,000		950,000	4.3 %	3.25 %
5.750% Notes due 2031	December 5, 2031	£	300,000		382,140	1.8 %	5.75 %
3.180% Notes due 2032	June 30, 2032	£	345,000		439,461	2.0 %	3.18 %
5.625% Notes due 2032	October 13, 2032	$	750,000		750,000	3.5 %	5.63 %
2.850% Notes due 2032	December 15, 2032	$	699,655		699,655	3.3 %	2.85 %
1.800% Notes due 2033	March 15, 2033	$	400,000		400,000	1.9 %	1.80 %
1.750% Notes due 2033	July 13, 2033	£	350,000		445,830	2.1 %	1.75 %
4.900% Notes due 2033	July 15, 2033	$	600,000		600,000	2.8 %	4.90 %
2.730% Notes due 2034	May 20, 2034	£	315,000		401,247	1.9 %	2.73 %
5.125% Notes due 2034	July 6, 2034	€	550,000		607,915	2.8 %	5.13 %
5.875% Bonds due 2035	March 15, 2035	$	250,000		250,000	1.2 %	5.88 %
3.390% Notes due 2037	June 30, 2037	£	115,000		146,487	0.7 %	3.39 %
6.000% Notes due 2039	December 5, 2039	£	450,000		573,210	2.7 %	6.00 %
2.500% Notes due 2042	January 14, 2042	£	250,000		318,450	1.5 %	2.50 %
4.650% Notes due 2047	March 15, 2047	$	550,000		550,000	2.6 %	4.65 %
			Principal amount	$	18,562,064	86.4 %	3.77 %

(1) Excludes our January 2024 issuance of $450.0 million of 4.750% senior unsecured notes due February 2029 and $800.0 million of 5.125% senior unsecured notes due February 2034.

(2) In January 2023, we issued $500 million of 5.05% senior unsecured notes due January 13, 2026, which were callable at par beginning on January 13, 2024. In conjunction with the pricing of these senior unsecured notes due January 2026, we executed three-year, fixed-to-variable interest rate swaps totaling $500 million, which are subject to the counterparties' right to terminate the swaps at any time following the 2026 notes par call date.

Q4 2023 Supplemental Operating & Financial Data 9

Debt Maturities as of December 31, 2023 (dollars in millions)

REALTY INCOME
The Monthly Dividend Company®

Principal Due	Credit Facility and Commercial Paper [1]	Unsecured Term Loans [2]	Mortgages Payable	Senior Unsecured Notes and Bonds [3]	Proportionate Share of Unconsolidated Entities Debt	Total	Weighted Average Expiring Interest Rate [4]
2024	$ 764.4	$ 250.0	$ 740.5	$ 850.0	$ —	$ 2,604.9	4.48 %
2025	—	—	44.0	1,050.0	—	1,094.0	4.23 %
2026	—	1,082.0	12.0	2,075.0	—	3,169.0	4.01 %
2027	—	—	22.3	2,027.8	—	2,050.1	2.66 %
2028	—	—	1.3	2,049.8	—	2,051.1	3.43 %
Thereafter	—	—	2.3	10,509.5	659.2	11,171.0	3.91 %
Totals	$ 764.4	$ 1,332.0	$ 822.4	$ 18,562.1	$ 659.2	$ 22,140.1	

(1) Commercial paper borrowings matured between January 2024 and February 2024, while borrowings under the credit facility at December 31, 2023 are assumed to be repaid at the expiration in June 2026. As of December 31, 2023, there were no outstanding borrowings under our revolving credit facility, and outstanding borrowings under our commercial paper programs were comprised of $120.0 million USD and €583.0 million EUR borrowings.

(2) The maturity date for our 2023 term loans reflects the closing of our previous twelve-month extension option and assumes the additional 12-month extension available at the company's option is exercised.

(3) Excludes our January 2024 issuance of $450.0 million of 4.750% senior unsecured notes due February 2029 and $800.0 million of 5.125% senior unsecured notes due February 2034.

(4) The weighted average interest rates for 2023 exclude commercial paper and for 2026 exclude the credit facility. The weighted average interest rate for thereafter excludes proportionate share of unconsolidated entities debt.

Q4 2023 Supplemental Operating & Financial Data 10

Q4 2023 Supplemental Operating & Financial Data 11 Capitalization & Financial Ratios (dollars in thousands, except as otherwise noted) Cash on Hand $ 232,923 Availability under Credit Facility 4,250,000 Unsettled ATM Forwards 337,836 Less: Commercial Paper Borrowings (764,390) $ 4,056,369 (5) As applicable, liquidity calculation gives effect to borrowings under the $1.5 billion U.S Dollar-denominated commercial paper program and $1.5 billion Euro-denominated commercial paper programs as of December 31, 2023. We use our unsecured revolving credit facility as a liquidity backstop for the repayment of the notes issued under these programs. Principal Debt Balance Credit Facility and Commercial Paper $ 764,390 Unsecured Term Loans 1,331,980 Senior Unsecured Notes and Bonds (1) 18,562,064 Mortgages Payable 822,435 Proportionate Share of Unconsolidated Entities Debt 659,190 Total Debt $ 22,140,059 Equity (in thousands, except per share data) Shares/Units Stock Price Market Value Common Stock (NYSE: "O") (2) 752,460 $ 57.42 $ 43,206,253 Common Units (3) 1,795 $ 57.42 103,069 $ 43,309,322 Total Market Capitalization (4) $ 65,449,381 Debt/Total Market Capitalization (4) 33.8% (1) Excludes our January 2024 issuance of $450.0 million of 4.750% senior unsecured notes due February 2029 and $800.0 million of 5.125% senior unsecured notes due February 2034. (2) As of December 31, 2023, ATM forward agreements for a total of 6.2 million shares remain unsettled with total expected net proceeds of approximately $337.8 million in expected net proceeds (assuming full physical settlement of all outstanding shares of common stock, subject to forward sale agreements and certain assumptions made with respect to settlement dates). (3) Consists of common units issued by Realty Income Limited Partnership and held by third parties. (4) Our enterprise value was $65.2 billion (total market capitalization less cash and cash equivalents as of December 31, 2023). The percentage for debt to enterprise value is materially consistent with that presented for total market capitalization. Dividend Data YTD 2023 YTD 2022 Year-Over-Year Growth Rate Common Dividend Paid per Share $ 3.051 $ 2.967 2.8 % AFFO per Share (diluted) $ 4.00 $ 3.92 2.0 % AFFO Payout Ratio 76.3% 75.7 % Liquidity as of December 31, 2023 (5) Capitalization as of December 31, 2023 Capital Structure as of December 31, 2023 Common Stock 66.2% Debt 33.8%

Q4 2023 Supplemental Operating & Financial Data 12 Adjusted EBITDAre & Coverage Ratios (dollars in thousands) Reconciliation of Net Income to Adjusted EBITDAre and Pro Forma Adjusted EBITDAre (1) Three months ended December 31, 2023 Net income $ 219,762 Interest 208,313 Income taxes 15,803 Depreciation and amortization 475,856 Provisions for impairment 27,281 Merger and integration-related costs 9,932 Gain on sales of real estate (5,992) Foreign currency and derivative loss, net 18,371 Proportionate share of adjustments from unconsolidated entities 14,983 Quarterly Adjusted EBITDAre $ 984,309 Annualized Adjusted EBITDAre $ 3,937,236 Annualized Pro Forma Adjustments (2) $ 74,919 Annualized Pro Forma Adjusted EBITDAre $ 4,012,155 Total debt per the consolidated balance sheet, excluding deferred financing costs and net premiums and discounts $ 21,480,869 Proportionate share of unconsolidated entities debt, excluding deferred financing costs 659,190 Less: Cash and cash equivalents (232,923) Net Debt $ 21,907,136 Net Debt/Annualized Adjusted EBITDAre 5.6x Net Debt/Annualized Pro Forma Adjusted EBITDAre 5.5x (1) Adjusted EBITDAre, Annualized Adjusted EBITDAre, Pro Forma Adjusted EBITDAre, Annualized Pro Forma Adjusted EBITDAre, Net Debt/Annualized Adjusted EBITDAre and Net Debt/Annualized Pro Forma Adjusted EBITDAre are non-GAAP financial measures. Please see the Glossary for our definitions of these terms and an explanation of how we utilize these metrics. (2) The Annualized Pro Forma Adjustments, which include transaction accounting adjustments in accordance with U.S. GAAP, consist of adjustments to incorporate Adjusted EBITDAre from properties we acquired or stabilized during the applicable quarter and remove Adjusted EBITDAre from properties we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable period. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The annualized Pro Forma Adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes. The Annualized Pro Forma Adjustments consist of $77.0 million from properties we acquired or stabilized during the quarter and removes $2.1 million from properties we disposed of during the quarter. Debt Service & Fixed Charge Coverage 5.2 4.6 4.6 4.5 4.7 Q4 2022 Q1 2023 Q2 2023 Q3 2023 Q4 2023 0.0 1.0 2.0 3.0 4.0 5.0 6.0 7.0

Q4 2023 Supplemental Operating & Financial Data 13 Debt Covenants The following is a summary of the key financial covenants for our senior unsecured notes and bonds, as defined and calculated per their terms. These calculations, which are not based on U.S. GAAP measurements, are presented to investors to show our ability to incur additional debt under the terms of our senior unsecured notes and bonds as well as to disclose our current compliance with such covenants, and are not measures of our liquidity or performance. Required Actuals Limitation on incurrence of total debt ≤ 60% of adjusted assets 39.7% Limitation on incurrence of secured debt ≤ 40% of adjusted assets 1.6% Debt service and fixed charge coverage (trailing 12 months) (1) ≥ 1.5x 4.7x Maintenance of total unencumbered assets ≥ 150% of unsecured debt 257.9% (1) Our debt service coverage ratio is calculated on a pro forma basis for the preceding four-quarter period on the assumptions that: (i) the incurrence of any Debt (as defined in the covenants) incurred by us since the first day of such four-quarter period and the application of the proceeds therefrom (including to refinance other Debt since the first day of such four-quarter period), (ii) the repayment or retirement of any of our Debt since the first day of such four-quarter period, and (iii) any acquisition or disposition by us of any asset or group since the first day of such four quarters had in each case occurred on January 1, 2023, and subject to certain additional adjustments. Such pro forma ratio has been prepared on the basis required by that debt service covenant, reflects various estimates and assumptions and is subject to other uncertainties, and therefore does not purport to reflect what our actual debt service coverage ratio would have been had transactions referred to in clauses (i), (ii) and (iii) of the preceding sentence occurred as of January 1, 2023, nor does it purport to reflect our debt service coverage ratio for any future period. As of December 31, 2023

Investment Summary

REALTY INCOME
The Monthly Dividend Company®

		Number of Properties	Investment ($ in millions)	Cash Income ($ in millions) [1]	Leasable Square Feet (in thousands)	Initial Weighted Average Cash Yield [2]	Weighted Average Term (Years)
Q4 2023	Acquisitions - U.S. real estate [3]	37	$ 394.7	$ 27.8	2,256	7.0 %	23.7
	Acquisitions - Europe real estate	97	888.8	63.3	6,129	7.2 %	9.2
	Total real estate acquisitions	134	1,283.5	91.1	8,385	7.1 %	13.6
	Real estate properties under development [3][4]	194	586.9	40.6	5,602	6.9 %	14.2
	Other investments [5]	—	858.1	74.6	—	8.7 %	20.3
	Total investments	328	$ 2,728.5	$ 206.3	13,987	7.6 %	16.2

Approximately 36% of the cash income generated by these investments is from Investment Grade Clients [6]

		Number of Properties	Investment ($ in millions)	Cash Income ($ in millions) [1]	Leasable Square Feet (in thousands)	Initial Weighted Average Cash Yield [2]	Weighted Average Term (Years)
YTD 2023	Acquisitions - U.S. real estate [3]	839	$ 4,103.6	$ 283.5	16,986	6.9 %	16.7
	Acquisitions - Europe real estate	177	3,080.4	214.9	14,737	7.1 %	13.7
	Total real estate acquisitions	1,016	7,184.0	498.4	31,723	7.0 %	15.4
	Real estate properties under development [3][4]	392	1,496.9	101.1	8,460	6.8 %	15.4
	Other investments [5]	—	858.1	74.6	—	8.7 %	20.3
	Total investments	1,408	$ 9,539.0	$ 674.1	40,183	7.1 %	15.9

Approximately 28.0% of the cash income generated by these investments is from Investment Grade Clients [6]

(1) Please see Glossary for our definition of Cash Income.

(2) Initial weighted average cash yield is a supplemental operating measure. Please see the Glossary for our definition of this metric. Cash income used in the calculation of initial weighted average cash yield for investments for the three months and year ended December 31, 2023 includes $0.7 million and $4.4 million, respectively, received as settlement credits as reimbursement of free rent periods.

(3) Includes our proportionate share of unconsolidated joint ventures.

(4) Includes investments during the period in new development and development of existing properties. Cash income noted reflects total cash income to be received on this investment amount upon completion of the properties under development. The three months and year ended December 31, 2023 includes £1.7 million and £34.3 million of investments, respectively, relating to U.K. development properties, respectively, and €3.4 million and €29.3 million of investments, respectively, relating to Spain development properties, converted at the applicable exchange rates on the funding dates.

(5) Other investments include investments in loans and our preferred equity investment. The preferred equity investment in our unconsolidated Bellagio joint venture is callable and the weighted average term is assumed to be consistent with the lease term of the associated collateral. Our investment in loans included participation in a senior secured note issued by a parent company of Asda, entered in conjunction with a sale leaseback of their stores in the third quarter of 2023.

(6) Please see the Glossary for our definition of Investment Grade Clients.

Q4 2023 Supplemental Operating & Financial Data 14

Disposition Summary (dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

		Number of Properties [1]	Net Book Value	Net Sales Proceeds [1]	Net Cash Capitalization Rate [2]
Q1 2023	Occupied	—	$ —	$ —	— %
	Vacant	26	24,316	28,595	—
	Total real estate dispositions	26	$ 24,316	$ 28,595	
The unlevered internal rate of return on properties sold during the first quarter was 5.7% [3]					
Q2 2023	Occupied	1	$ 4,790	$ 6,624	2.9 %
	Vacant	28	19,251	25,241	—
	Total real estate dispositions	29	$ 24,041	$ 31,865	
The unlevered internal rate of return on properties sold during the second quarter was 5.5% [3]					
Q3 2023	Occupied	3	$ 8,510	$ 11,576	8.0 %
	Vacant	20	14,864	19,260	—
	Total real estate dispositions	23	$ 23,374	$ 30,836	
The unlevered internal rate of return on properties sold during the third quarter was 7.6% [3]					
Q4 2023	Occupied	—	$ —	$ —	— %
	Vacant	42	18,591	24,582	—
	Total real estate dispositions	42	$ 18,591	$ 24,582	
The unlevered internal rate of return on properties sold during the fourth quarter was 8.0% [3]					
YTD 2023	Occupied	4	$ 13,300	$ 18,200	6.2 %
	Vacant	116	77,022	97,678	—
	Total real estate dispositions	120	$ 90,322	$ 115,878	
The unlevered internal rate of return on properties sold during 2023 was 6.8% [3]					

(1) Data excludes a property sold as a result of eminent domain activities. During the third quarter of 2023, we were awarded net proceeds of $1.5 million related to one eminent domain transaction.

(2) Net cash capitalization rate is a supplemental operating measure. Please see the Glossary for our definition of this metric.

(3) Excludes properties disposed from the legacy VEREIT portfolio.

Q4 2023 Supplemental Operating & Financial Data 15

Development Pipeline (dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

As of December 31, 2023

Retail

	Number of Properties	Investment to Date	Estimated Remaining Investment	Total Commitment	Percent Funded	Percent Leased [1]
New development [2]	169	$ 356,941	$ 414,557	$ 771,498 [3]	46 %	100 %
Development of existing properties	8	8,451	6,145	14,596	58 %	95 %
	177	$ 365,392	$ 420,702	$ 786,094	46 %	

Non-Retail

	Number of Properties	Investment to Date	Estimated Remaining Investment	Total Commitment	Percent Funded	Percent Leased [1]
New development [4]	8	$ 376,233	$ 319,270	$ 695,503 [5]	54 %	31 %
Development of existing properties	—	—	—	—	— %	— %
	8	$ 376,233	$ 319,270	$ 695,503	54 %	

Total

	Number of Properties	Investment to Date	Estimated Remaining Investment	Total Commitment	Percent Funded	Percent Leased [1]
New development	177	$ 733,174	$ 733,827	$ 1,467,001	50 %	47 %
Development of existing properties	8	8,451	6,145	14,596	58 %	95 %
	185	$ 741,625	$ 739,972	$ 1,481,597	50 %	

(1) Represents percentage of square footage tied to executed leases. Estimated rental revenue commencement dates on properties under development are between January 2024 and January 2025.

(2) Includes build-to-suit developments and forward take-out commitments on development properties with leases in place.

(3) Includes three U.K. build-to-suit developments totaling £42.9 million.

(4) Includes our proportionate share of two U.S. build-to-suit data center developments in an unconsolidated joint venture totaling $320.8 million.

(5) Includes two unleased joint venture development projects located in Spain totaling €126.6 million and one U.K. unleased joint venture development project for £97.6 million.

Q4 2023 Supplemental Operating & Financial Data 16

Client Diversification

REALTY INCOME
The Monthly Dividend Company®

Our Top 20 Clients

Our 20 largest clients based on percentage of total annualized contractual rent, which does not give effect to deferred rent, at December 31, 2023, include the following:

Ranking	Client	Number of Leases	Percentage of Total Portfolio Annualized Contractual Rent [(1)]	Investment Grade Ratings (S&P/Moody's/Fitch)
1	Dollar General	1,659	3.8%	BBB/Baa2/-
2	Walgreens	369	3.8	BBB-/Ba2/-
3	Dollar Tree / Family Dollar	1,229	3.3	BBB/Baa2/-
4	7-Eleven	634	3.0	A/Baa2/-
5	EG Group Limited	415	2.5	—
6	Wynn Resorts	1	2.5	—
7	FedEx	77	2.2	BBB/Baa2/-
8	B&Q (Kingfisher)	50	1.9	BBB/Baa2/BBB
9	Asda	37	1.9	—
10	Sainsbury's	35	1.8	—
11	LA Fitness	68	1.6	—
12	BJ's Wholesale Clubs	33	1.5	—
13	Lifetime Fitness	23	1.5	—
14	MGM (Bellagio)	1	1.4	—
15	CVS Pharmacy	191	1.4	BBB/Baa2/-
16	Walmart / Sam's Club	67	1.4	AA/Aa2/AA
17	Tractor Supply	186	1.3	BBB/Baa1/-
18	Tesco	22	1.3	BBB-/Baa3/BBB-
19	AMC Theaters	35	1.2	—
20	Red Lobster	200	1.2	—
	Total	5,332	40.2%	

Weighted Average EBITDAR/Rent Ratio on Retail Properties	2.9x	(2)
Median EBITDAR/Rent Ratio on Retail Properties	2.8x	(2)

(1) Amounts for each client are calculated independently; therefore, the individual percentages may not sum to the total. Excludes non-rental contractual income on loans and preferred equity investments.

(2) Based on an analysis of the most recently provided information from all retail clients that provide such information. We do not independently verify the information we receive from our retail clients.

Our Investment Grade Clients [(3)]

Number of Leases	6,476
Percentage of Total Portfolio Annualized Contractual Rent	39.6%


32.4%
49.3%
11.1%
7.2%
Investment Grade, Retail
Non-Investment Grade or Non-Rated, Retail
Investment Grade, Non-Retail
Non-Investment Grade or Non-Rated, Non-Retail

(3) Please see the Glossary for our definition of Investment Grade Clients.

Q4 2023 Supplemental Operating & Financial Data
17

Q4 2023 Supplemental Operating & Financial Data 18 (1)Top 10 Industries Percentage of Total Portfolio Annualized Contractual Rent As of Dec 31, Dec 31, Dec 31, Dec 31, Dec 31, 2023 2022 2021 2020 2019 Grocery 11.4% 10.0% 10.2% 9.8% 7.9% Convenience Stores 10.2 8.6 9.1 11.9 12.3 Dollar Stores 7.1 7.4 7.5 7.6 7.9 Home Improvement 5.9 5.6 5.1 4.3 2.9 Drug Stores 5.5 5.7 6.6 8.2 8.8 Restaurants-Quick Service 5.2 6.0 6.6 5.3 5.8 Restaurants-Casual Dining 4.4 5.1 5.9 2.8 3.2 Automotive Service 4.3 4.0 3.2 2.7 2.6 Health and Fitness 3.9 4.4 4.7 6.7 7.0 Gaming 3.9 2.9 — — — (1) The presentation of Top 10 Industries combines total portfolio contractual rent from the U.S. and Europe. Europe consists of properties in the U.K., starting in May 2019, in Spain, starting in September 2021, in Italy, starting in October 2022, in Ireland, starting in June 2023, and in France, Germany, and Portugal, starting in December 2023. Certain of the Top 10 Industries include both U.S. and Europe percentages for which the Europe percentages are included in the 'Europe-other' classification in the Industry Diversification table beginning on page 19.

Q4 2023 Supplemental Operating & Financial Data 19 Percentage of Total Portfolio Annualized Contractual Rent As of Dec 31, Dec 31, Dec 31, Dec 31, Dec 31, 2023 2022 2021 2020 2019 United States Aerospace 0.3% 0.4% 0.4% 0.6% 0.8% Apparel stores 1.4 1.4 1.5 1.3 1.1 Automotive collision services 1.1 0.9 1.0 1.1 1.0 Automotive parts 1.1 1.3 1.5 1.6 1.6 Automotive service 4.3 4.0 3.2 2.7 2.6 Automotive tire services 1.3 1.5 1.8 2.0 2.1 Beverages 0.8 1.0 1.3 2.1 2.0 Child care 1.2 1.4 1.5 2.1 2.1 Consumer electronics 0.5 0.6 0.6 0.3 0.3 Consumer goods 0.5 0.6 0.7 0.6 0.6 Convenience stores 10.2 8.6 9.1 11.9 12.3 Crafts and novelties 0.9 0.9 1.0 0.9 0.6 Diversified industrial 0.9 0.8 1.0 0.8 0.7 Dollar stores 7.0 7.4 7.5 7.6 7.9 Drug stores 5.3 5.6 6.6 8.2 8.8 Education 0.2 0.2 0.1 0.2 0.2 Energy 0.2 0.3 0.4 — — Entertainment 0.8 0.8 0.8 0.3 0.3 Equipment services 0.3 0.3 0.3 0.3 0.4 Financial services 1.5 1.8 2.0 1.8 2.0 Food processing 0.4 0.4 0.7 0.7 0.7 Gaming 3.9 2.9 — — — General merchandise 3.0 3.2 3.5 3.4 2.5 Grocery stores 4.2 4.7 4.9 4.9 5.2 Health and fitness 3.8 4.4 4.7 6.7 7.0 Health care 2.8 3.0 1.9 1.5 1.6 Home furnishings 1.8 2.1 2.2 0.7 0.8 Home improvement 3.2 3.5 3.1 3.1 2.9 Industry Diversification

Q4 2023 Supplemental Operating & Financial Data 20 Percentage of Total Portfolio Annualized Contractual Rent As of Dec 31, Dec 31, Dec 31, Dec 31, Dec 31, 2023 2022 2021 2020 2019 Motor vehicle dealerships 1.6 1.4 1.3 1.6 1.6 Other manufacturing 0.5 0.5 0.5 0.4 0.6 Packaging 0.6 0.5 0.6 0.9 0.8 Pet supplies and services 1.0 1.0 0.9 0.7 0.7 Restaurants - casual dining 4.4 5.1 5.9 2.8 3.2 Restaurants - quick service 4.9 5.8 6.5 5.3 5.8 Sporting goods 1.1 1.3 1.5 0.7 0.8 Theaters 2.0 2.9 3.4 5.6 6.1 Transportation services 2.5 2.9 3.4 3.9 4.3 Wholesale clubs 1.9 2.3 2.5 2.4 2.5 Other 1.3 1.4 1.7 2.1 2.8 Total United States 84.7% 89.1% 91.5% 93.8% 97.3% Europe (1) General merchandise 0.7% 0.5% 0.2% —% —% Grocery stores 7.2 5.3 5.3 4.9 2.7 Home furnishings 0.5 0.3 0.1 * * Home improvement 2.7 2.1 2.0 1.2 — Sporting goods 1.4 0.4 * — — Wholesale clubs 0.4 0.4 — — — Other 2.4 1.9 0.9 0.1 * Total Europe 15.3% 10.9% 8.5% 6.2% 2.7% Totals 100.0% 100.0% 100.0% 100.0% 100.0% * Less than 0.1% (1) Europe consists of properties in the U.K., starting in May 2019, in Spain, starting in September 2021, in Italy, starting in October 2022, in Ireland, starting in June 2023, and in France, Germany, and Portugal, starting in December 2023. Industry Diversification (Cont'd)

Q4 2023 Supplemental Operating & Financial Data 21 Geographic Diversification Balanced presence in 50 states, Puerto Rico, the United Kingdom, France, Germany, Ireland, Italy, Portugal, and Spain Top Ten Regions Based on Total Portfolio Annualized Contractual Rent United Kingdom 12.6% Texas 9.6% California 5.2% Florida 5.0% Illinois 4.8% Massachusetts 4.4% Ohio 3.8% Georgia 3.3% New York 3.0% North Carolina 2.7% 1.7% 0.1% 1.8% 1.0% 5.2% 1.3% 0.6% 0.1% 5.0% 3.3% 0.2% 0.1% 4.8% 2.4% 0.8% 1.0% 1.5% 1.9% 0.6% 1.1% 4.4% 2.4% 1.7% 1.2% 1.8% 0.1% 0.3%2.3% 0.4% 1.4% 0.6% 3.0% 2.7% 0.1% 3.8% 1.5% 0.3% 2.2% 0.2% 1.8% 0.2% 2.3% 9.6% 0.4% 0.1% 2.2% 0.8% 0.4% 1.9% 0.1% * 12.6% 1.4% 0.7% Puerto Rico Spain United Kingdom Italy As of December 31, 2023 Ireland 0.1% *Less than 0.1% Portugal France Germany 0.4% * 0.1%

Property Type Composition (dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

Property Type	Number of Properties	Approximate Leasable Square Feet [1]	Total Portfolio Annualized Contractual Rent as of December 31, 2023	Percentage of Total Portfolio Annualized Contractual Rent as of December 31, 2023	Percentage of Annualized Contractual Rent from Our Investment Grade Clients [2]
Retail	13,053	179,880,600	$ 3,304,177	81.8 %	39.7 %
Industrial	365	84,737,900	514,306	12.7	55.7
Gaming [3]	2	5,053,400	157,945	3.9	—
Other [4]	38	2,411,200	65,443	1.6	5.2
Totals	13,458	272,083,100	$ 4,041,871	100.0 %	39.6 %

(1) Includes leasable building square footage. Excludes 2,962 acres of leased land categorized as agriculture at December 31, 2023.

(2) Please see the Glossary for our definition of Investment Grade Clients.

(3) Includes our pro rata share of leasable square feet of properties owned by unconsolidated joint ventures.

(4) "Other" includes 27 properties classified as agriculture, consisting of approximately 0.3 million leasable square feet and $38.0 million in annualized contractual rent and 10 properties classified as office, consisting of approximately 2.1 million leasable square feet and $27.4 million in annualized contractual rent, as well as one land parcel under development.


Retail 81.8%
Industrial 12.7%
Gaming 3.9%
Other 1.6% (4)

Q4 2023 Supplemental Operating & Financial Data

22

Same Store Rental Revenue [1]

(dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

Q4 2023

Same Store Rental Revenue

Number of properties	10,498
Square footage	188,609,650
Q4 2023	$ 713,541
Q4 2022	$ 695,391
Change (in dollars)	$ 18,150
Change (percent)	2.6 %

Top 3 Industries Contributing to the Change [2]

	Three months ended December 31,			
Industry	2023	2022	$ Change	% Change
Theaters	$ 20,292	$ 11,263	$ 9,029	80.2 %
Restaurants-Casual Dining	43,852	42,100	1,752	4.2 %
Convenience Stores	68,060	66,888	1,172	1.8 %

YTD 2023

Same Store Rental Revenue

Number of properties	10,498
Square footage	188,609,650
YTD 2023	$ 2,851,747
YTD 2022	$ 2,799,549
Change (in dollars)	$ 52,198
Change (percent)	1.9 %

Top 3 Industries Contributing to the Change [2]

	Years ended December 31,			
Industry	2023	2022	$ Change	% Change
Theaters	$ 98,056	$ 87,435	$ 10,621	12.1 %
Health and Fitness	135,788	129,529	6,259	4.8 %
Grocery	292,858	288,310	4,548	1.6 %

For purposes of comparability, same store rental revenue is presented on a constant currency basis using the applicable exchange rate as of December 31, 2023 of 1.27 GBP/USD and 1.11 EUR/USD. None of the properties in France, Germany, Ireland, Italy, or Portugal met our same store pool definition for the periods presented.

Rental Revenue for All Properties Owned [3]

Number of properties		10,850
2023	$	2,915,992
2022		2,889,654
Increase (in dollars)	$	26,338
Increase (percent)		0.9 %

[1] Please see the Glossary to see definitions of our Same Store Pool and Same Store Rental Revenue.
[2] Top 3 industry contributors are based on absolute value of net change period over period.
[3] Includes revenue generated from all properties owned continuously from January 1, 2022 through December 31, 2023

Q4 2023 Supplemental Operating & Financial Data

23

Same Store Rental Revenue [1]

(Cont'd) (dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

Same Store Rental Revenue by Property Type

Property Type	Three months ended December 31, 2023	2022	$ Change	% Change	Years ended December 31, 2023	2022	$ Change	% Change
Retail	$ 601,502	$ 585,515	$ 15,987	2.7 %	$ 2,407,041	$ 2,362,934	$ 44,107	1.9 %
Industrial	100,793	98,724	2,069	2.1 %	399,886	392,158	7,728	2.0 %
Other [2]	11,246	11,152	94	0.8 %	44,820	44,457	363	0.8 %
Total	$ 713,541	$ 695,391	$ 18,150	2.6 %	$ 2,851,747	$ 2,799,549	$ 52,198	1.9 %

Reconciliation of Same Store Rental Revenue to Rental Revenue (including reimbursable)

	Three months ended December 31, 2023	2022	Years ended December 31, 2023	2022
Same store rental revenue	$ 713,541	$ 695,391	$ 2,851,747	$ 2,799,549
Constant currency adjustment [3]	(3,828)	(7,393)	(11,141)	(12,047)
Straight-line rent and other non-cash adjustments	(17,975)	5,935	(34,721)	20,871
Contractually obligated reimbursements by our clients	66,248	56,096	275,340	185,504
Revenue from excluded properties [1]	270,446	120,849	874,141	298,321
Other excluded revenue [4]	278	2,468	2,784	7,459
Rental revenue (including reimbursable)	$ 1,028,710	$ 873,346	$ 3,958,150	$ 3,299,657

[1] Please see the Glossary to see our definitions of the Same Store Pool and Same Store Rental Revenue.

[2] "Other" includes properties classified as agriculture and office.

[3] For purposes of comparability, same store rental revenue is presented on a constant currency basis using the applicable exchange rate as of December 31, 2023. None of the properties in France, Germany, Ireland, Italy, or Portugal met our same store pool definition for the periods presented.

[4] "Other excluded revenue" primarily consists of reimbursements for tenant improvements and rental revenue that is not contractual base rent such as lease termination settlements.

Q4 2023 Supplemental Operating & Financial Data 24

Occupancy (1)

as of December 31, 2023 (dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

By Property

Occupied properties	13,230
Total properties	13,423
Occupancy	98.6 %

By Square Footage

Occupied square footage	268,909,681
Total square footage	271,961,762
Occupancy	98.9 %

By Rental Revenue (Economic Occupancy)

Quarterly cash rental revenue [2]	$	986,233
Quarterly cash vacant rental revenue [3]	$	11,452
Occupancy		98.9 %

Change in Occupancy

Vacant properties at 9/30/2023		159
Lease expirations [4]	+	266
Leasing activity [5]	-	190
Vacant dispositions [6]	-	42
Vacant properties at 12/31/2023		193

[1] Excludes properties with ancillary leases only, such as cell towers and billboards, and properties with possession pending. Includes properties owned by unconsolidated joint ventures.

[2] Does not include reserves and reserve reversals recorded as adjustments to rental revenue.

[3] Based on contractual monthly rental revenue received immediately preceding the date of vacancy.

[4] Includes scheduled and unscheduled expirations (including leases rejected in bankruptcy), as well as future expirations resolved in the periods indicated above.

[5] Excludes 33 minority unit leases with no property-level vacancy impact. Please see page 26 for additional detail on re-leasing activity.

[6] Includes 29 properties vacant at the beginning of the quarter.

Occupancy by Number of Properties


99.0%
98.0%
97.0%
96.0%
95.0%
94.0%
93.0%
92.0%
91.0%
90.0%
98.5%
98.6%
98.9%
98.9%
99.0%
99.0%
99.0%
98.8%
98.6%
Q4 2021
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023
Q3 2023
Q4 2023

Q4 2023 Supplemental Operating & Financial Data

25

Leasing Activity[1] (dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

Q4 2023	Re-leased to Same Client	Re-leased to New Client: Without Vacancy	Re-leased to New Client: After a Period of Vacancy	Re-leasing Totals
Prior cash rents	$ 45,975	$ 3,906	$ 938	$ 50,819
New cash rents*	$ 48,740	$ 3,017	$ 912	$ 52,669
Recapture rate [1]	106.0 %	77.2 %	97.2 %	103.6 %
Number of leases	191	20	12	223
Average months vacant	—	—	4.6	0.2
Lease incentives [2]	$ 735	$ —	$ —	$ 735
*Percentage of Total Portfolio Annualized Contractual Rent:				1.3 %

Allocation Based on Number of Leases



14.3%
85.7%
Same Client
New Client

YTD 2023	Re-leased to Same Client	Re-leased to New Client: Without Vacancy	Re-leased to New Client: After a Period of Vacancy	Re-leasing Totals
Prior cash rents	$ 175,245	$ 5,353	$ 9,665	$ 190,263
New cash rents*	$ 183,939	$ 4,481	$ 9,697	$ 198,117
Recapture rate [1]	105.0 %	83.7 %	100.3 %	104.1 %
Number of leases	818	27	39	884
Average months vacant	—	—	10.2	0.5
Lease incentives [2]	$ 855	$ —	$ 86	$ 941
*Percentage of Total Portfolio Annualized Contractual Rent:				4.9 %

Allocation Based on Number of Leases



7.5%
92.5%
Same Client
New Client

(1) Reported leasing activity excludes restructurings associated with the Cineworld bankruptcy. Including Cineworld restructured leases that resulted in lease extensions, the recapture rates are 94.1% and 101.1% for the three months and year ended December 31, 2023, respectively.

(2) Lease incentives are defined as capital outlays made on behalf of a client that are specific to the client's use and benefit, and are not capitalized as improvements to the property.

Q4 2023 Supplemental Operating & Financial Data
26

Lease Expirations (dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

Our leases have a weighted average remaining lease term of approximately 9.8 years.

Total Portfolio [(1)(2)]

Year	Expiring Leases: Retail	Expiring Leases: Non-Retail	Approx. Leasable Sq. Feet		Total Portfolio Annualized Contractual Rent as of December 31, 2023	Percentage of Total Portfolio Annualized Contractual Rent
2024	474	14	6,370,500	$	79,995	2.0 %
2025	923	33	13,637,900		206,416	5.1
2026	857	33	16,009,800		196,878	4.9
2027	1,422	37	22,307,900		290,171	7.2
2028	1,687	55	32,588,600		399,179	9.9
2029	1,270	36	26,622,100		325,645	8.1
2030	593	23	16,570,500		193,642	4.8
2031	556	40	23,481,400		267,873	6.6
2032	974	34	18,223,300		260,477	6.3
2033	772	19	18,140,100		224,888	5.6
2034	622	9	11,805,300		231,472	5.7
2035	441	4	5,857,200		118,280	2.9
2036	440	8	7,968,500		145,275	3.6
2037	521	9	8,826,600		137,739	3.4
2038	323	14	10,111,700		112,376	2.8
2039-2143	1,960	59	30,509,600		851,565	21.1
Totals	13,835	427	269,031,000	$	4,041,871	100.0 %

(1) This table sets forth the timing of remaining lease term expirations in our portfolio (excluding rights to extend a lease at the option of the client) and their contributions to annualized contractual rent as of December 31, 2023. Leases on our multi-client properties are counted separately in the table above. This table excludes 270 vacant units.

(2) Of the 14,262 in-place leases in the portfolio, which excludes 270 vacant units, 11,717 or 82.2% were under leases that provide for increases in rents through: base rent increases tied to inflation (typically subject to ceilings), percentage rent based on a percentage of the clients' gross sales, fixed increases, or a combination of two or more of the aforementioned rent provisions.

Q4 2023 Supplemental Operating & Financial Data 27

Q4 2023 Supplemental Operating & Financial Data 28 Earnings Guidance Summarized below are approximate estimates of the key components of our 2024 earnings guidance, which gives effect to the merger between us and Spirit, which closed on January 23, 2024: 2024 Guidance Net income per share (1) $1.22 - $1.34 Real estate depreciation and impairments per share (1) $2.82 Other adjustments per share (2) $0.13 Normalized FFO per share (1)(3) $4.17 - $4.29 AFFO per share (3) $4.13 - $4.21 Same store rent growth (4) Approx 1.0% Occupancy Over 98% Cash G&A expenses (% of revenues) (5)(6) Approx 3.0% Property expenses (non-reimbursable) (% of revenues) (5) 1.0% - 1.5% Income tax expenses $65 to $75 million Acquisition volume (7) Approx $2.0 billion (1) Subject to change upon finalization of Spirit purchase price accounting. Net income per share and Normalized FFO per share include -$0.06 per share non-cash interest expense impact related to Spirit merger. (2) Includes gain on sales of properties and merger and integration-related costs. (3) Normalized FFO per share and AFFO per share exclude merger and integration-related costs associated with our merger with Spirit. Per share amounts may not add due to rounding. (4) Reserve reversals recognized in 2023 represent an approximately 30 basis point headwind to same store rent growth in 2024. Guidance excludes unidentified reserves for bad debt in excess of normalized run rate. (5) Revenue excludes contractually obligated reimbursements by our clients. Cash G&A expenses excludes stock-based compensation expense. (6) G&A expenses inclusive of stock-based compensation expense as a percentage of rental revenue, excluding reimbursements, is expected to be approximately 3.4% - 3.7% in 2024. (7) Acquisition volume excludes merger with Spirit Realty, which closed January 23, 2024. This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this presentation, the words “estimated,” “anticipated,” “expect,” “believe,” “intend,” “continue,” “should,” “may,” “likely,” “plans,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of our business, portfolio, future operations and results including guidance, intentions of management, growth strategies, acquisitions, dispositions, re-lease, re-development and speculative development of properties and expenditures related thereto, settlement of shares of common stock sold pursuant to forward sale confirmations under our ATM program, dividends, and trends in our business, including trends in the market for long-term leases of freestanding, single-client properties. Forward-looking statements are subject to risks, uncertainties, and assumptions about us, which may cause our actual future results to differ materially from expected results. Some of the factors that could cause actual results to differ materially are, among others, our continued qualification as a REIT; general domestic and foreign business, economic, or financial conditions; competition; fluctuating interest and currency rates; inflation and its impact on our clients and us; access to debt and equity capital markets and other sources of funding; continued volatility and uncertainty in the credit markets and broader financial markets; other risks inherent in the real estate business including our clients' defaults under leases, increased client bankruptcies, potential liability relating to environmental matters, illiquidity of real estate investments, and potential damages from natural disasters; impairments in the value of our real estate assets; changes in domestic and foreign income tax laws and rates; our clients' solvency; property ownership through joint ventures and partnerships which may limit control of the underlying investments; current or future epidemics or pandemics, measures taken to limit their spread, the impacts on us, our business, our clients, and the economy generally; the loss of key personnel; the outcome of any legal proceedings to which we are a party or which may occur in the future; acts of terrorism and war; the anticipated benefits from the merger with Spirit; and those additional risks and factors discussed in our reports filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements are not guarantees of future plans and performance and speak only as of the date of this presentation. Actual plans and operating results may differ materially from what is expressed or forecasted in this presentation. We do not undertake any obligation to update forward-looking statements or publicly release the results of any forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Analyst Coverage

REALTY INCOME
The Monthly Dividend Company®

Equity Research

Baird	Wes Golladay	wgolladay@rwbaird.com	(216) 737-7510
Bank of America Securities	Joshua Dennerlein	joshua.dennerlein@bofa.com	(646) 855-1681
BMO Capital Markets	Eric Borden	eric.borden@bmo.com	(347) 213-9706
BNP Paribas Exane	Nate Crossett	nate.crossett@exanebnpparibas.com	(646) 725-3716
BTIG	Michael Gorman	mgorman@btig.com	(212) 738-6138
Citigroup	Smedes Rose	smedes.rose@citi.com	(212)-816-6243
Edward Jones	James Shanahan	jim.shanahan@edwardjones.com	(314) 515-5292
Goldman Sachs	Caitlin Burrows	caitlin.burrows@gs.com	(212) 902-4736
Green Street	Spenser Allaway	sallaway@greenstreetadvisors.com	(949) 640-8780
Janney Montgomery Scott	Robert Stevenson	robstevenson@janney.com	(646) 840-3217
Jefferies	Linda Tsai	ltsai@jefferies.com	(212) 778-8011
J.P. Morgan	Anthony Paolone	anthony.paolone@jpmorgan.com	(212) 622-6682
Mizuho	Haendel St. Juste	haendel.st.juste@us.mizuho-sc.com	(212) 205-7860
Morgan Stanley	Ronald Kamdem	ronald.kamdem@morganstanley.com	(212) 269-8319
Raymond James	RJ Milligan	rjmilligan@raymondjames.com	(727) 567-2585
RBC Capital Markets	Brad Heffern	brad.heffern@rbccm.com	(512) 708-6311
Scotiabank	Greg McGinniss	greg.mcginniss@scotiabank.com	(212) 225-6906
Stifel	Simon Yarmak	yarmaks@stifel.com	(443) 224-1345
UBS	Michael Goldsmith	michael.goldsmith@ubs.com	(212) 713-2951
Wells Fargo	Connor Siversky	connor.siversky@wellsfargo.com	(212) 214-8069
Wolfe Research	Andrew Rosivach	arosivach@wolferesearch.com	(646) 582-9250

Realty Income is covered by the analysts at the firms listed above. This list may not be complete and is subject to change. Please note that any opinions, estimates or forecasts regarding Realty Income's performance made by these analysts are theirs alone and do not represent opinions, estimates or forecasts of Realty Income or its management. Realty Income does not by its reference above or distribution imply, and expressly disclaims, any endorsement of or concurrence with any information, estimates, forecasts, opinions, conclusions or recommendations provided by analysts.

Q4 2023 Supplemental Operating & Financial Data 29

Q4 2023 Supplemental Operating & Financial Data 30 Glossary Adjusted EBITDAre. The National Association of Real Estate Investment Trusts (Nareit) established an EBITDA metric for real estate companies (i.e., EBITDA for real estate, or EBITDAre) it believed would provide investors with a consistent measure to help make investment decisions among certain REITs. Our definition of “Adjusted EBITDAre” is generally consistent with the Nareit definition, other than our adjustment to remove foreign currency and derivative gain and loss, excluding the gain and loss from the settlement of foreign currency forwards not designated as hedges (which is consistent with our previous calculations of "Adjusted EBITDAre"). We define Adjusted EBITDAre, a non-GAAP financial measure, for the most recent quarter as earnings (net income) before (i) interest expense, including non-cash loss (gain) on swaps, (ii) income and franchise taxes, (iii) gain on extinguishment of debt, (iv) real estate depreciation and amortization, (v) provisions for impairment, (vi) merger and integration-related costs, (vii) gain on sales of real estate, (viii) foreign currency and derivative gain and loss, net, (ix) gain on settlement of foreign currency forwards, and (x) our proportionate share of adjustments from unconsolidated entities. Our Adjusted EBITDAre may not be comparable to Adjusted EBITDAre reported by other companies or as defined by Nareit, and other companies may interpret or define Adjusted EBITDAre differently than we do. Management believes Adjusted EBITDAre to be a meaningful measure of a REIT’s performance because it provides a view of our operating performance, analyzes our ability to meet interest payment obligations before the effects of income tax, depreciation and amortization expense, provisions for impairment, gain on sales of real estate and other items, as defined above, that affect comparability, including the removal of non-recurring and non-cash items that industry observers believe are less relevant to evaluating the operating performance of a company. In addition, EBITDAre is widely followed by industry analysts, lenders, investors, rating agencies, and others as a means of evaluating the operational cash generating capacity of a company prior to servicing debt obligations. Management also believes the use of an annualized quarterly Adjusted EBITDAre metric is meaningful because it represents our current earnings run rate for the period presented. The ratio of our total debt to our annualized quarterly Adjusted EBITDAre is also used to determine vesting of performance share awards granted to our executive officers. Adjusted EBITDAre should be considered along with, but not as an alternative to, net income as a measure of our operating performance. Adjusted Funds From Operations (AFFO), a non-GAAP financial measure, is defined as FFO adjusted for unique revenue and expense items, which we believe are not as pertinent to the measurement of our ongoing operating performance. Most companies in our industry use a similar measurement to AFFO, but they may use the term "CAD" (for Cash Available for Distribution) or "FAD" (for Funds Available for Distribution). We believe AFFO provides useful information to investors because it is a widely accepted industry measure of the operating performance of real estate companies used by the investment community. In particular, AFFO provides an additional measure to compare the operating performance of different REITs without having to account for differing depreciation assumptions and other unique revenue and expense items which are not pertinent to measuring a particular company’s ongoing operating performance. Therefore, we believe that AFFO is an appropriate supplemental performance metric, and that the most appropriate GAAP performance metric to which AFFO should be reconciled is net income available to common stockholders. Annualized Adjusted EBITDAre, a non-GAAP financial measure, is calculated by annualizing Adjusted EBITDAre. Annualized Pro Forma Adjusted EBITDAre, a non-GAAP financial measure, is defined as Adjusted EBITDAre, which includes transaction accounting adjustments in accordance with U.S. GAAP, consists of adjustments to incorporate Adjusted EBITDAre from properties we acquired or stabilized during the applicable quarter and removes Adjusted EBITDAre from properties we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable quarter. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The annualized pro forma adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes and bonds. See page 13 for further information regarding our debt covenants. Cash Income represents cash rent for real estate acquisitions and properties under development. For unconsolidated entities, this represents our pro rata share of the cash income. For loans receivable and preferred equity investments, this represents interest income and preferred dividend income, respectively. Funds From Operations (FFO), a non-GAAP financial measure, consistent with the Nareit definition, is net income available to common stockholders, plus depreciation and amortization of real estate assets, plus provisions for impairments of depreciable real estate assets, and reduced by gain on property sales. Presentation of the information regarding FFO and AFFO (described on pages 5 and 6) is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered measures of liquidity, of our ability to make cash distributions, or of our ability to pay interest payments. (cont'd on page 31)

Q4 2023 Supplemental Operating & Financial Data 31 Glossary (Cont'd) Funds From Operations (FFO) (cont'd) We consider FFO to be an appropriate supplemental measure of a REIT’s operating performance as it is based on a net income analysis of property portfolio performance that adds back items such as depreciation and impairments for FFO. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT using historical accounting for depreciation could be less informative. The use of FFO is recommended by the REIT industry as a supplemental performance measure. In addition, FFO is used as a measure of our compliance with the financial covenants of our credit facility. Initial Weighted Average Cash Yield for acquisitions and properties under development is computed as cash income for the first twelve months following the acquisition date, divided by the total cost of the property (including all expenses borne by us), and includes our pro-rata share of cash income from unconsolidated joint ventures. Initial weighted average cash yield for loans receivable and preferred equity investment is computed using the cash income for the first twelve months following the acquisition date (based on interest rates in place as of the date of acquisition), divided by the total cost of the investment. Investment Grade Clients are our clients with a credit rating, and our clients that are subsidiaries or affiliates of companies with a credit rating, as of the balance sheet date, of Baa3/BBB- or higher from one of the three major rating agencies (Moody’s/S&P/Fitch). Net Cash Capitalization Rates (dispositions) are computed as annualized current month contractual cash net operating income, divided by the net proceeds received upon sale of the property (including all expenses borne by us). Net Debt/Annualized Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents), divided by Annualized Adjusted EBITDAre. Net Debt/Annualized Pro Forma Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents), divided by Annualized Pro Forma Adjusted EBITDAre. Normalized Funds from Operations Available to Common Stockholders (Normalized FFO), a non-GAAP financial measure, is FFO excluding merger and integration-related costs associated with our merger with VEREIT and Spirit. Same Store Pool, for purposes of determining the properties used to calculate our same store rental revenue, includes all properties that we owned for the entire year-to-date period, for both the current and prior year except for properties during the current or prior year that were: (i) vacant at any time, (ii) under development or redevelopment, or (iii) involved in eminent domain and rent was reduced. Same Store Rental Revenue excludes straight-line rent, the amortization of above and below-market leases, and reimbursements from clients for recoverable real estate taxes and operating expenses. For purposes of comparability, same store rental revenue is presented on a constant currency basis by applying the exchange rate as of the balance sheet date to base currency rental revenue. Total Annualized Contractual Rent of our acquisitions and properties under development is the monthly aggregate cash amount charged to clients, inclusive of monthly base rent receivables, as of the balance sheet date, multiplied by 12, excluding percentage rent, interest income on loans and preferred equity investments, and including our pro rata share of such revenues from properties owned by unconsolidated joint ventures. We believe total annualized contractual rent is a useful supplemental operating measure, as it excludes entities that were no longer owned at the balance sheet date and includes the annualized rent from properties acquired during the quarter. Total annualized contractual rent has not been reduced to reflect reserves recorded as reductions to GAAP rental revenue in the periods presented.